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                                                         Exhibit 12(a)(1)(viii)



NEWS RELEASE                                                         [AT&T LOGO]
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FOR RELEASE WEDNESDAY, APRIL 18, 2001

AT&T ANNOUNCES WIRELESS EXCHANGE OFFER

NEW YORK - AT&T today announced details of its offer to exchange shares of AT&T common stock for shares of AT&T Wireless Group tracking stock.

Under the terms of the offer, AT&T will issue 1.176 shares of AT&T Wireless Group tracking stock in exchange for each share of AT&T common stock validly tendered and not withdrawn. The exchange ratio represents an initial premium of approximately 7 percent on AT&T common stock based on the closing prices on April 17, 2001 of $21.85 per AT&T common share and $19.88 per AT&T Wireless Group share.

AT&T will accept up to 427,736,486 shares of AT&T common stock in exchange for up to 503,018,108 shares of AT&T Wireless Group tracking stock. If more than 427,736,486 shares of AT&T common stock are validly tendered, AT&T will accept such shares on a pro-rata basis based on the terms of the exchange offer. The offer is subject to certain terms and conditions, including the condition that a minimum of 22,883,296 shares of AT&T common stock be validly tendered and not withdrawn. The company expects the exchange offer to be tax free for U.S. federal income tax purposes, except in cases where shareowners receive cash in lieu of fractional shares.

Since the exchange is an accommodation to shareowners and participation is voluntary, the company said it cannot predict the level of shareowner participation in the program. The exchange offer is expected to begin on or before April 27, 2001. AT&T common stockholders wishing to participate in this offer must notify AT&T's exchange agent no later than 5 p.m. EDT on May 25, 2001, in accordance with the procedures set forth in the offer document.

Information on the exchange offer will be distributed to holders of AT&T stock. Information is also available on AT&T's website at www.att.com/ir. AT&T has retained the services of Georgeson Shareholder Communications, Inc. as information agent to assist shareowners with the exchange offer. AT&T said that shareowners who have questions about the transaction after reading the prospectus should call Georgeson Shareholder Communications, Inc. at (800) 603-1913 (toll free) in the United States or at (888) 660-6629 (toll free) elsewhere.

Credit Suisse First Boston is acting as dealer manager and Lehman Brothers is acting as marketing manager for AT&T in this exchange offer.

The company said the offer is not being made in any jurisdiction where not permitted by law. AT&T urged holders of its common stock to read the final Registration Statement on Form S-4 related to the exchange offer, as well as other documents filed with the SEC, as they contain important information to assist shareholders in making an informed investment decision. AT&T noted that it is making no recommendation about a shareowner's participation in the exchange offer.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be
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AT&T Announces Wireless Exchange Offer                               Page 2 of 2


made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

In connection with the exchange offer and AT&T's planned restructuring, AT&T has filed and will be filing materials with the SEC. Investors are urged to read these materials because they contain important information. AT&T and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to these transactions. Information regarding such individuals is included in AT&T's proxy statement filed with the SEC on March 30, 2001. Investors may obtain a free copy of these materials when they become available as well as other materials filed with the SEC concerning AT&T at the SEC's website at http://www.sec.gov. These materials and other documents may also be obtained for free from AT&T at 295 North Maple Drive, Basking Ridge, NJ 07920; Attn: Investor Relations.

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FOR MORE INFORMATION, REPORTERS MAY CONTACT:

June Rochford - AT&T
908-221-8165 (office)
888-602-5416 (pager)
jrochford@att.com

David P. Caouette - AT&T Wireless
908-221-6382 (office)
caouette@att.com

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FOR INFORMATION ABOUT AT&T SERVICES (INCLUDING CURRENT PRICES), VISIT:


AT&T Business Services
AT&T Wireless Services
AT&T PrePaid Card Center
AT&T Consumer Catalog
AT&T Small Business Catalog